Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We have issued our report dated April 11, 2017, with respect to the consolidated financial statements of the Double-Take Software Business of Vero Parent, Inc. (formerly IS Holdings I, Inc.) for the fiscal years ended October 31, 2016 and 2015, included in Exhibit 99.3 of Form 8-K/A of Carbonite, Inc. dated April 18, 2017. We consent to the incorporation by reference of said reports in Item 99.3 of the Registration Statements of Carbonite, Inc. on Forms S-8 (File Nos. 333-176373, 333-179988, 333-187089, 333-194332, 333-202645, 333-210017, and 333-216757).

/s/ GRANT THORNTON LLP
Irvine, California
April 18, 2017